ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated April 26, 2012

ETRACS is pleased to announce a new exchange-traded product: the ETRACS DJ-UBS Commodity Index 2-4-6 Blended Futures ETN (Ticker: BLND). BLND is designed for investors who seek convenient access to diversification across multiple futures maturities on the commodities included in the Dow Jones-UBS Commodity Index, and also want to mitigate the potential costs associated with holding and rolling shorter commodity future positions.

BLND offers investors:

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• Exposure to the same commodities as the Dow Jones-UBS Commodity Index	etracs@ubs.com

•   Diversification of exposure across multiple commodity futures maturities

•   Potentially reduced roll risk in the component futures contracts by investing further out on the futures curve

•   Convenience of an exchange-traded security

DJ-UBS Commodity Index Target Weight Breakdown

by Commodity Group

Commodity Group	Target Weighting

Energy	32.63%

Livestock	5.75%

Industrial Metals	18.64%

Precious Metals	12.56%

Softs	8.33%

Grains	22.09%

        Source: Dow Jones Indexes; as of February 2012

      Target Weights as of February 2012

Natural Gas	10.77%

WTI Crude Oil	9.69%

Brent Crude Oil	5.31%

Unleaded Gasoline	3.41%

Heating Oil	3.46%

Live Cattle	3.63%

Lean Hogs	2.11%

Wheat	4.96%

Corn	6.67%

Soybeans	7.08%

Soybean Oil	3.37%

Sugar	3.76%

Cotton	2.00%

Coffee	2.57%

Aluminum	5.88%

Copper	7.06%

Zinc	3.12%

Nickel	2.58%

Gold	9.79%

Silver	2.77%

Source: Dow Jones Indexes; as of February 2012

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement for the ETRACS ETNs.

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This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dearler. Member of SIPC (http://www.sipc.org/). An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM”, “Dow Jones-UBS Commodity Index 2 Month ForwardSM”, “Dow Jones-UBS Commodity Index 4 Month ForwardSM”, “Dow Jones-UBS Commodity Index 6 Month ForwardSM”, “Dow Jones-UBS Commodity IndexSM” and “DJ-UBS CI” are service marks of Dow Jones Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG, as the case may be, have been licensed to CME Indexes and sublicensed for use for certain purposes by UBS. Other marks may be trademarks of their respective owners. All rights reserved.

Neither Dow Jones nor CME Indexes makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs or any member of the public regarding the advisability of investing or trading in ETNs or commodities generally or in the ETNs particularly. Dow Jones is a licensor of certain trademarks, trade names and service marks of Dow Jones. CME Indexes is a calculator and distributor of the Index, the Sub-Indices and the DJ-UBS Commodity Index, which are determined and calculated by CME Indexes in conjunction with UBS Securities LLC without regard to the ETNs. Neither Dow Jones, CME Indexes nor UBS Securities LLC has any obligation to take the needs of the ETNs holders into consideration in determining, composing or calculating the Index, the Sub-Indices and the DJ-UBS Commodity Index. Neither Dow Jones nor CME Indexes is responsible for, and they have not participated in, the determination of the timing of, prices at, or quantities of the ETNs that are to be issued or traded or, if applicable, in the determination or calculation of the equation by which the ETNs are to be converted into cash. Neither Dow Jones nor CME Indexes has any obligation or liability in connection with the administration, marketing or trading of the ETNs. The ETNs are not sponsored, endorsed, sold or promoted by Dow Jones or CME Indexes.

UBS and its affiliates actively trade commodities, commodity futures and commodity indexes (including the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM, the Dow Jones-UBS Commodity Index 2 Month ForwardSM, the Dow Jones-UBS Commodity Index 4 Month ForwardSM, the Dow Jones-UBS Commodity Index 6 Month ForwardSM, the Dow Jones-UBS Commodity IndexSM and related indexes), as well as swaps, options and other derivatives which are linked to the performance of commodities, commodity futures and commodity indexes. This trading activity may affect the value of commodities; commodity indexes (including the Dow Jones-UBS Commodity IndexSM, the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM, the Dow Jones-UBS Commodity Index 2 Month ForwardSM, the Dow Jones-UBS Commodity Index 4 Month ForwardSM, the Dow Jones-UBS Commodity Index 6 Month ForwardSM and related indexes); sub-indexes of such indexes; components thereof; commodity index swaps linked to such indexes, sub-indexes and components; and products or transactions entered into, issued and/or sponsored by UBS, CME Indexes or Dow Jones. UBS and its subsidiaries and affiliates may undertake such trading activity (including but not limited to proprietary trading and trading that they deem appropriate in their sole discretion to hedge their market risk in any transaction) without regard to any effect it may have on products or transactions entered into, issued and/or sponsored by UBS Securities LLC or Dow Jones.

NEITHER DOW JONES, CME INDEXES NOR UBS GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO AND NEITHER DOW JONES, CME INDEXES NOR UBS SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER DOW JONES, CME INDEXES NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE PARTIES TO ANY TRANSACTION INVOLVING THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. NEITHER DOW JONES, CME INDEXES NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME INDEXES OR UBS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES, CME INDEXES AND UBS.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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